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                                                                      EXHIBIT 11


                        J. BAKER, INC. AND SUBSIDIARIES
          COMPUTATION OF PRIMARY AND FULLY DILUTED EARNINGS PER SHARE*
                                  (UNAUDITED)

                                                                  Quarter Ended                          Six Months Ended
                                                               July 30,          July 31,            July 30,        July 31,
                                                                 1994             1993                 1994           1993
                                                               --------         --------             --------       --------
PRIMARY:

Net Earnings                                                 $ 7,134,315       $ 6,384,834       $10,331,100     $ 8,867,633
                                                              ==========        ==========       ===========      ==========


Weighted average number of common
     shares outstanding                                       13,833,796        13,682,764        13,823,597      13,610,397
                                                              ==========        ==========        ==========      ==========


Earnings Per Share                                           $     0.516       $     0.467       $     0.747      $    0.652
                                                              ==========        ==========        ==========       =========


ASSUMING FULL DILUTION:

Net Earnings(1)                                              $ 7,918,315       $ 7,156,584       $11,899,100     $10,411,133
                                                              ==========        ==========       ===========     ===========

Weighted average number of common
    shares outstanding                                        13,833,796        13,682,764        13,823,597      13,610,397

Dilutive effect of outstanding stock options                     234,374           399,429           254,590         398,406
Dilutive effect of convertible subordinated debt               4,341,085         4,341,085         4,341,085       4,341,085
                                                              ----------        ----------        ----------     -----------

Weighted average number of common
    shares as adjusted                                        18,409,255        18,423,278        18,419,272      18,349,888
                                                              ==========        ==========        ==========      ==========

Earnings Per Share                                           $     0.430       $     0.389        $    0.646     $     0.567
                                                              ==========        ==========         =========      ==========

1 For the purpose of calculating fully diluted earnings per share the conversion of the 7% convertible debt results in an after tax benefit from reduced interest expense.

* This calculation is submitted in accordance with Item 601(b)(11) of Regulation S-K.

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